Exhibit 5.1 and 23.2

[Reed Smith LLP Letterhead]

September 11, 2017

GNC Holdings, Inc.

300 Sixth Avenue

Pittsburgh, Pennsylvania 15222

Re:	Registration Statement on Form S-8 for GNC Holdings, Inc.
Non-Plan Inducement Awards

Ladies and Gentlemen:

We have acted as counsel to GNC Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) on Form S-8 (the “Registration Statement”) of the issuance by the Company from time to time of up to 1,038,682 shares of its Class A Common Stock, $0.001 par value per share (the “Shares”) under the Non-Plan Inducement Stock Option and Non-Plan Inducement Restricted Stock Awards (collectively, the “Non-Plan Inducement Awards”).

We have examined such corporate records, certificates and other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the Shares have been duly authorized, and when the Registration Statement has become effective under the Act and when the Shares have been duly issued in accordance with the Non-Plan Inducement Awards, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the Commonwealth of Pennsylvania, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

/s/ REED SMITH LLP

Reed Smith LLP